UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Regis Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On September 6, 2011, Regis Corporation distributed the following to its employees:

[Regis Corporation Letterhead]

September 6, 2011

Dear Associates,

With the back-to-school season now in full force, I want to express my appreciation for all of your dedication, your hard work and the many contributions you make to Regis.  This past quarter, we reported an improvement in our customer visit trends and our financial results.  Operational earnings exceeded the Company’s plan and were stronger than last year.  Regis’ financial condition remains strong.  This wouldn’t have been possible without you.  Our success starts with you and I’m enormously grateful for your service.

Recently there has been more attention on our Company than usual and I want to keep you informed of what is happening.  On Friday, Starboard Value and Opportunity Master Fund (“Starboard”), one of the Company’s shareholders, filed a preliminary proxy statement with the Securities and Exchange Commission (SEC), commenting about our business strategy and nominating three directors to serve on Regis’ Board of Directors.  While we disagree with many of the assertions made by Starboard, we do take comments from shareholders very seriously.  We look forward to discussing our strategy with our shareholders, and the Company will make its recommendation with respect to the election of directors in its proxy statement to be filed with the SEC in the near future.

You should know that the Board of Directors and management team are committed to acting in the best interests of the Company and all Regis shareholders.  We continue to focus on the execution of the Company’s strategy, which is designed to increase market share by providing a superior service and greater value for all customers.

With a situation like this there likely will be additional attention on our Company, which you are already starting to see in the media.  It is important to note, however, that throughout this process all of us here at Regis need to stay intensely focused on our business.

I love this Company.  I am confident about our plan and incredibly optimistic about our future.  Since our leadership announcements in February, we have been implementing positive, material change, and there is more to come.  We are focused on maximizing customer satisfaction, leveraging the power of our salon brands, and enhancing our connectivity using the latest in portable technology.  As a result of these efforts, Regis has already begun to add value to our operating results.  We expect these benefits will increase over the next several years as our initiatives evolve and mature.

We remain firmly committed to serving our customers, supporting our employees and delivering value to our shareholders.  We are excited about our future and are counting on each of you to remain focused on serving our customers and advancing our business goals, just as you always have.

Kindest regards,

/s/ Randy

Randy L. Pearce

President

Important Information

Regis, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from Regis’s shareholders in connection with Regis’s 2011 annual meeting.  Important information concerning the identity and interests of these persons will be available on a Schedule 14A that Regis will file with the SEC today.

Regis will file a proxy statement in connection with its 2011 annual meeting.  The proxy statement, any other relevant documents, and other materials filed with the SEC concerning Regis are (or will be, when filed) available free of charge at http://www.sec.gov and http://regiscorp.com/investor.  Shareholders should read carefully the proxy statement and the accompanying GOLD proxy card when they become available before making any voting decision.

INFORMATION REGARDING PARTICIPANTS

Regis, its directors and certain of its officers and employees are participants in a solicitation of proxies in connection with Regis’s 2011 annual meeting of shareholders. Each of the directors of Regis and each of the officers and employees of Regis who are participants in the solicitation are listed below, together with the number of shares of common stock of Regis (which is the only outstanding class of equity securities of Regis) beneficially owned by each of these individuals as of August 30, 2011. The column captioned “Total Shares Beneficially Owned” is the sum of issued shares and shares potentially issuable within 60 days of August 30, 2011. Each person has both sole voting and sole investment power with respect to the shares listed unless otherwise indicated.

Name	Title	Shares Potentially Issuable within 60 Days(1)	Total Shares Beneficially Owned
Eric A. Bakken	Executive Vice President, General Counsel and Business Development	840	38,804
Rolf F. Bjelland	Director	0	47,767
Joseph L. Conner	Director	0	14,112
Paul D. Finkelstein	Chairman of the Board of Directors and Chief Executive Officer	4,400	230,901
Mark Fosland	Senior Vice President, Finance and Investor Relations	500	17,995
Van Zandt Hawn	Director	0	36,151
Susan S. Hoyt	Director	0	36,128	(2)
David B. Kunin	Director	0	31,510
Andy Larew	Director, Finance-Investor Relations	0	0
Brent A. Moen	Senior Vice President and Chief Financial Officer	2,493	20,945	(3)
Randy L. Pearce	President	1,240	122,702
Stephen E. Watson	Director	0	19,204

(1)           Includes shares of common stock that the named individuals may acquire on or before October 29, 2011 pursuant to exercisable stock options. Excludes shares not currently outstanding but subject to the right of acquisition pursuant to stock appreciation right (“SAR”) awards exercisable within 60 days because the exercise prices for exercisable SAR awards exceeded the fair market value on August 30, 2011, and therefore any exercise of a SAR award would result in 0 shares being issued to the exercising participant.

(2)           Includes 3,000 shares Ms. Hoyt holds jointly with her spouse.

(3)           Includes 50 shares held by Mr. Moen’s minor daughter.

Regis will file a proxy statement in connection with its 2011 annual meeting. The proxy statement, any other relevant documents, and other materials filed with the SEC concerning Regis are (or will be, when filed) available free of charge at http://www.sec.gov and http://www.regiscorp.com/investor. Shareholders should read carefully the proxy statement and the accompanying GOLD proxy card when they become available before making any voting decision.